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                                  Exhibit 99.1




                    FOR IMMEDIATE RELEASE - JANUARY 26, 1998

                VORNADO REALTY TRUST TO ACQUIRE MERCHANDISE MART
                  AND OTHER PROPERTIES FROM THE KENNEDY FAMILY

       SADDLE BROOK, NEW JERSEY.....VORNADO REALTY TRUST (NYSE:VNO) today announced that it has entered into a definitive agreement to acquire a substantial portion of the real estate portfolio of the Kennedy Family for approximately $625 million, consisting of $465 million in cash, $50 million in indebtedness and $110 million in Operating Partnership Units and Convertible Preferred Operating Partnership Units. The properties to be acquired include the famed Merchandise Mart in Chicago.

         The acquired real estate assets include a mixed-use portfolio of office, retail and showroom properties which aggregate approximately 5.3 million net rentable square feet. In addition to the Merchandise Mart, Vornado will acquire the Apparel Center in Chicago, the Washington Design Center and the Washington Office Center in Washington, D.C. The transaction also includes the acquisition of Merchandise Mart Properties, Inc. which manages the properties and trade shows.

       The closing, which is expected in the second quarter, is subject to customary closing conditions.

       Vornado is a fully-integrated equity real estate investment trust.


         Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.



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